Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom (Illinois)
333 West Wacker Drive
Chicago, Illinois 60606

June 17, 2003

Chicago Mercantile Exchange Holdings Inc.
30 South Wacker Drive
Chicago, Illinois 60606

Re:	Chicago Mercantile Exchange Holdings Inc. Registration Statement on Form S-3 (File No. 333-104338)

Ladies and Gentlemen:

        We have acted as special counsel to Chicago Mercantile Exchange Holdings Inc., a Delaware corporation (the "Company"), in connection with the public offering by certain selling shareholders of the Company (the "Selling Shareholders") of up to 1,403,728 shares (including 183,093 shares subject to an over-allotment option) (the "Secondary Shares") of the Company's Class A common stock, par value $.01 per share (the "Common Stock").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-104338), as filed with the Securities and Exchange Commission (the "Commission") on April 7, 2003 under the Act; (ii) Amendment No. 1 to the Registration Statement, as filed with the Commission on June 9, 2003 under the Act; (iii) Amendment No. 2 to the Registration Statement, as filed with the Commission on June 9, 2003 under the Act; (iv) Amendment No. 3 to the Registration Statement, to be filed with the Commission on the date hereof under the Act (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (v) the form of Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into by and among the Company, Chicago Mercantile Exchange Inc., a Delaware corporation and wholly owned subsidiary of the Company ("CME"), the Selling Shareholders and Morgan Stanley & Co. Incorporated, UBS Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and William Blair & Company, L.L.C., as representatives of the several underwriters named therein (the "Underwriters"), to be filed as an exhibit to Amendment No. 2 to the Registration Statement; (vi) the Agreement and Power of Attorney (the "Power of Attorney") entered into among each Selling Shareholder, the Attorneys-in-Fact and the Custodian; (vii) a specimen certificate representing the Common Stock; (viii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect and as in effect at the time of original issuance and sale of the Secondary Shares (the "Certificate of Incorporation"); (ix) the Second Amended and Restated By-Laws of the Company, as amended to date and currently in effect and as in effect at the time of original issuance and sale of the Secondary Shares; (x) certain resolutions of the Board of Directors of the Company relating to the original issuance of the Secondary Shares and related matters; (xi) the Agreement and Plan of Merger, dated as of October 1, 2001, among the Company, CME Merger Subsidiary Inc., a Delaware corporation, and CME (the "Merger Agreement"); and (xii) the Certificate of Merger, dated December 3, 2001, filed with the Secretary of State of the State of Delaware, relating to the merger consummated pursuant to the Merger Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials

        Members of our firm are admitted to the bar in the State of Illinois, and we do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

        Based upon and subject to the foregoing, we are of the opinion that the Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom (Illinois)